Exhibit 99.1

EVI Industries, Inc.

290 NE 68 Street

Miami, FL 33138

Henry M. Nahmad (305) 754-8676

Michael Steiner (305) 754-8676

EVI Industries Sets Records for Revenue and Gross Profit During the Third Quarter

Miami, FL – May 10, 2019 – EVI Industries, Inc. (NYSE American: EVI) announced today its results for the nine and three-month periods ended March 31, 2019. The results, including record revenue and gross profit for both the nine and three-month periods ended March 31, 2019, and record Adjusted EBITDA for the nine-month period ended March 31, 2019, reflect the Company’s consistent execution of its buy-and-build growth strategy.

Financial Performance

(compared to the same period of the prior fiscal year)

Three Month Results

▪	Revenue increased 36% to a record $59 million,
▪	Gross profit increased 20% to a record $13 million,
▪	Operating income was $1.1 million compared to $1.9 million,
▪	Net income was $0.5 million compared to $1.1 million, and
▪	Adjusted EBITDA was $2.3 million compared to $2.8 million.

Nine Month Results

▪	Revenue increased 54% to a record $163 million,
▪	Gross profit increased 45% to a record $37 million,
▪	Operating income was $4.6 million compared to $5.1 million,
▪	Net income was $2.5 million compared to $3.2 million, and
▪	Adjusted EBITDA increased 8.0% to a record $8 million.

Long-Term Growth Strategy

EVI is focused on long-term growth and increasing shareholder value over time. In furtherance of these goals, EVI continues to thoughtfully execute its growth strategy, including pursuing investments with respect to: (1) the acquisition of quality and complementary businesses, (2) organic growth opportunities, and (3) the realization of improved efficiency and productivity through investments in advanced technologies.

Henry M. Nahmad, EVI’s CEO, said: “The strength of our Company is the depth of experience and success among our leaders. Our financial performance reflects our continued execution of our buy-and-build growth strategy and the deployment of capital across wide-ranging growth initiatives undertaken by the entrepreneurs that lead our businesses. We believe these investments will have a positive impact on achieving our long-term growth and shareholder value goals.”

Revenues

For the nine and three-month periods ended March 31, 2019, revenues increased $57.4 million, or 54%, to a record $163 million and increased $15.6 million, or 36%, to a record $59 million, respectively. The increase in revenue was primarily due to the results of operations of acquired businesses that were not consolidated into the Company’s financial statements for all or part of the prior periods.

Gross Profit and Gross Margin

For the nine and three-month periods ended March 31, 2019, gross profit increased $11.4 million, or 45%, to a record $37 million and increased $2.3 million, or 20%, to a record $13 million, respectively. For the nine and three-month periods ended March 31, 2019, gross margin decreased from 24.0% to 22.5% and from 25.6% to 22.6%, respectively.

Given EVI’s goal of long-term growth and its investments and initiatives in furtherance of that goal, the Company believes that its increase in equipment sales provides a strong foundation for the Company to further strengthen its customer relationships, including that they should in the future result in higher gross margin opportunities from the sale of parts, accessories, supplies, and technical services related to the equipment. It is important to note, however, that from time to time the Company enters into longer-term contracts to fulfill large complex laundry projects for divisions of the federal government where the nature and structure of such contracts may result in a lower gross margin as compared to other equipment sales. Despite the potential for a lower gross margin from such longer-term contracts, the Company believes that the long-term benefit from the increase in its installed equipment will outweigh the possible short-term impact to gross margin. As such, the decrease in gross margin described above was primarily due to the Company’s increased engagement in longer-term federal government contracts during the current period. Excluding these longer-term federal government contracts, gross margin for the nine and three-month periods ended March 31, 2019 decreased 0.8% to 25.4% and 1.9% to 25.0%, respectively. This remaining decrease in gross margin is attributable to typical changes in product mix. Despite these decreases, the Company generated record gross profit dollars during the current periods.

Operating Expenses

Operating expenses increased $11.9 million, or 58.4%, and $3.0 million, or 32.6%, for the nine and three-month periods ended March 31, 2019, respectively. For the current periods, the increase in operating expenses is largely attributed to expenses incurred by the Company in connection with its growth strategy: (1) operating expenses related to the six businesses acquired during the current fiscal year, (2) additional operating expenses at each of those acquired businesses aimed to support future growth, (3) an increase in total headcount of 178, of which 78% were planned increases in sales and service related professionals, and (4) a 64% increase in operating expenses directly related to the Company’s growth and acquisition efforts. EVI believes these expenses will have a positive impact on achieving the Company’s long-term growth goals.

Acquisition Growth

During the nine-month period ended March 31, 2019, the Company continued the execution of its long-term buy-and-build growth strategy with the acquisition of six businesses in the commercial laundry industry. The acquired businesses increased the Company’s presence and market share in Florida (2 businesses), Texas (2 businesses), and the Northwest (1 business). Additionally, EVI expanded into the Northeast with the acquisition of PAC Industries during the three-month period ended March 31, 2019. PAC is a distributor and service provider to the commercial, industrial, and vended laundry industry based in Harrisburg, Pennsylvania. PAC employs 60 professionals, of which 44 are dedicated to sales and service functions serving thousands of customers by offering a comprehensive suite of products as well as installation and maintenance services.

Mr. Nahmad commented: “PAC has a longstanding history of providing world-class laundry solutions and we are honored to be a part of their family. Their success is the result of quality relationships, a broad product range, and great service. Consistent with our approach to maintain business continuity, PAC will operate as a subsidiary of EVI under its present name and leadership team, while we will provide them the human, financial, and technological resources to assist them in achieving their growth plans.”

Special Cash Dividend

During the three-month period ended March 31, 2019, the Company paid a special cash dividend of $0.13 per share on EVI’s common stock, an 8.3% increase over EVI’s special cash dividend paid in January 2018. The dividend was paid on January 8, 2019 to stockholders of record at the close of business on December 26, 2018.

EVI to Attend Baird 2019 Global Consumer, Technology, and Services Conference on June 4-6, 2019

The Company will attend and host one-on-one meetings with interested investors during the conference dates. Conference participation is by invitation only and registration is mandatory. Additional information will be provided.

Use of Non-GAAP Financial Information

In this press release, EVI discloses the non-GAAP financial measure of Adjusted EBITDA, which EVI defines as earnings before interest, taxes, depreciation, amortization, and amortization of share-based compensation. Adjusted EBITDA is determined by adding interest expense, income taxes, depreciation, amortization, and amortization of share-based compensation to net income as shown in the attached Condensed Consolidated Earnings before Interest, Taxes, Depreciation, Amortization, and Amortization of Share-based Compensation. EVI considers Adjusted EBITDA to be an important indicator of its operating performance. Adjusted EBITDA is also used by companies, lenders, investors and others because it excludes certain items that can vary widely across different industries or among companies within the same industry. For example, interest expense can be dependent on a company’s capital structure, debt levels and credit ratings, and the tax positions of companies can vary because of their differing abilities to take advantage of tax benefits and because of the tax policies of the jurisdictions in which they operate. Adjusted EBITDA should not be considered as an alternative to net income or any other measure of financial performance or liquidity, including cash flow, derived in accordance with GAAP, or to any other method of analyzing EVI’s results as reported under GAAP. In addition, EVI’s definition of Adjusted EBITDA may not be comparable to definitions of Adjusted EBITDA or other similarly titled measures used by other companies.

About EVI Industries

EVI Industries, Inc., through its wholly-owned subsidiaries, is a distributor that generates revenues by selling, leasing or renting, through its extensive sales organization, commercial, industrial and vended laundry, dry-cleaning, and material handling equipment, steam and hot water boilers, water reuse and filtration systems, and related replacement parts and accessories. Additionally, the Company designs, plans, and installs turn-key laundry, dry cleaning, boiler, and water filtration systems and provides maintenance services through its robust technical service organization.

The Company’s customers include retail, commercial, industrial, institutional, and government customers.  Purchases made by customers range from parts and accessories, to single or multiple units of equipment, to large complex systems, as well as installation and maintenance services.  The Company believes that the increase in equipment sales provides a strong foundation for the Company to further strengthen its customer relationships, including that they may in the future result in higher gross margin opportunities from the sale of parts, accessories, supplies, and technical services related to the equipment.

Safe Harbor Statement

Except for the historical matters contained herein, statements in this press release are forward-looking and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are subject to a number of known and unknown risks and uncertainties that may cause actual results, trends, performance or achievements of EVI, or industry trends and results, to differ from the future results, trends, performance or achievements expressed or implied by such forward-looking statements. These risks and uncertainties include, among others, the risks related to EVI’s business, results (including revenues, gross profit, gross margin and operating expenses), financial condition, prospects, and growth strategy and plans, risks associated with EVI’s buy-and-build growth strategy, including that EVI may not be successful in identifying or consummating acquisitions or other strategic opportunities where or when expected, or at all, that acquisition and other strategic opportunities may not be available to EVI to the extent anticipated or at all, that the potential benefits of transactions may not be realized to the extent anticipated or at all, integration risks, risks related to indebtedness incurred in connection with transactions, dilution experienced by EVI’s stockholders as a result of shares issued in connection with transactions, risks related to the business, operations and prospects of acquired businesses, their ability to achieve growth and EVI’s ability to support growth efforts, risks related to EVI’s and its acquired businesses’ relationships with principal suppliers and customers and the impact that the loss of any principal supplier or customer could have on EVI’s results and financial condition, risks related to EVI’s ability to successfully build its existing operations, risks related to organic growth initiatives, risks that investments and expenses may not result in the benefits anticipated, including long-term growth and increases in shareholder value, risks that investments in advanced technologies may not result in the realization of improved efficiency and productivity, risks that equipment sales may not result in the ancillary benefits anticipated, including that they not lead to increases in higher gross margin sale of parts, accessories, supplies, and technical services related to the equipment, and the risk that the benefit of lower gross margin equipment sales under longer-term federal government contracts will not outweigh the possible short-term impact to gross margin, and other economic, competitive, governmental, technological and other risks and factors, including those discussed in the Company’s filings with the Securities and Exchange Commission, including, without limitation, the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2018. Many of these risks and factors are beyond EVI’s control. In addition, dividends are subject to declaration by EVI’s Board of Directors based on factors deemed relevant by it from time to time, may be restricted by the terms of EVI’s indebtedness, and may not be paid in the future, whether with the frequency or in the amounts previously paid or at all. Further, past performance of EVI and its acquired businesses and perceived trends may not be indicative of future results. EVI cautions that the foregoing factors are not exclusive. The reader should not place undue reliance on any forward-looking statement, which speaks only as of the date made. EVI does not undertake to, and specifically disclaims any obligation to, update or supplement any forward-looking statement, whether as a result of changes in circumstances, new information, subsequent events or otherwise, except as may be required by law.

EVI Industries, Inc.

Condensed Consolidated Results of Operations (in thousands, except per share data) (Unaudited)

	9-Months Ended	9-Months Ended	3-Months Ended	3-Months Ended
	3/31/19	3/31/18	3/31/19	3/31/18

Revenues	$163,436	$105,995	$59,290	$43,673
Cost of Sales	126,615	80,604	45,867	32,500
Gross Profit	36,821	25,391	13,423	11,173
SG&A	32,180	20,313	12,316	9,286
Operating Income	4,641	5,078	1,107	1,887
Interest Expense, net	942	376	403	193
Income before Income Taxes	3,699	4,702	704	1,694
Provision for Income Taxes	1,172	1,493	238	558
Net Income	$2,527	$3,209	$466	$1,136

Net Income per Share
Basic	$0.20	$0.28	$0.04	$0.10
Diluted	$0.20	$0.27	$0.04	$0.09

Weighted Average Shares Outstanding
Basic	11,463	10,728	11,666	11,020
Diluted	11,960	11,145	12,145	11,519

The following table reconciles net income, the most comparable GAAP financial measure, to Adjusted EBITDA.

EVI Industries, Inc.

Condensed Consolidated Earnings before Interest, Taxes, Depreciation, Amortization, and Amortization of Share-based Compensation (in thousands) (Unaudited)

	9-Months Ended	9-Months Ended	3-Months Ended	3-Months Ended
	3/31/19	3/31/18	3/31/19	3/31/18

Net Income	$2,527	$3,209	$466	$1,136
Provision for Income Taxes	1,172	1,493	238	558
Interest Expense	942	376	403	193
Depreciation and Amortization	1,894	1,023	739	476
Amortization of Share-based Compensation	1,287	1,164	449	391
Adjusted EBITDA	$7,822	$7,265	$2,295	$2,754